THIRD AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
OF
HEALTH PLUS MANAGEMENT SERVICES, L.L.C.,
and
STUART BLUMBERG

THIS THIRD AMENDMENT (“Amendment”) dated as of August 7, 2006, by and among BASIC CARE NETWORKS, INC., a Delaware corporation (the “Purchaser”), HEALTH PLUS MANAGEMENT SERVICES, LLC, a New York limited liability company (the “Company”), and STUART BLUMBERG (“Blumberg” or the “Principal”), is an amendment to that certain Membership Interest Purchase Agreement dated November 18, 2005 by and among the Buyer and Seller (the “Agreement”).

WHEREAS, the parties desire to increase the Purchase Price in Section 2.1(a) of the Agreement by $100,000, to compensate the Principal for certain construction costs borne by the Principal during the extended period prior to Closing;

WHEREAS, the parties deem it desirable to change the Annualized Earn-Out Period to January 1, 2006 through June 30, 2006;

WHEREAS, the parties wish to extend the deadline for effectiveness under Section 5.10 of the Agreement;

WHEREAS, the parties also deem it desireable to make certain other adjustments to the purchase price provision in the Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.  The parties mutually agree that Section 5.10 of the Agreement is hereby amended and restated to read in its entirety as follows:

“5.10  Registration Statement Effective. The Registration Statement (as defined in Section 7.6, below) shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC (as defined in Section 7.6, below); provided, however, that in the event the Registration Statement (i) has not been filed on or before March 15, 2006, or (ii) has not become effective on or before October 16, 2006, the Principal shall have the right, in its sole discretion, to terminate this Agreement without cost or penalty.”

2.  Section 2.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Section 2.1 Purchase Price. Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Interests and the execution and delivery of the agreements referenced herein, the Purchaser shall deliver to Principal the following aggregate consideration of (the “Purchase Price”):

(a) TWELVE MILLION, ONE HUNDRED THIRTY-TWO THOUSAND, THREE HUNDRED AND FIFTY-SIX DOLLARS ($12,132,356) (the “Unadjusted Closing Cash Amount”), less an amount equal to the accrued employee bonus compensation payable by the Company, in an amount to be determined by the Principal, on behalf of the Company, on or prior to the Closing Date (the “Employee Bonus Amount”), which Employee Bonus Amount shall be an assumed liability of the Purchaser hereunder (the Unadjusted Closing Cash Amount, less the Employee Bonus Amount, shall be referred to herein as the “Closing Cash Amount”). At the Closing, the Principal shall inform the Purchaser of the specific amount of the Employee Bonus Amount, which shall be paid by the Purchaser in accordance with instructions provided by the Principal at or prior to the Closing.

(b) The Closing Cash Amount shall be paid by the Purchaser at the Closing as follows: (i) first, to Health Management Corporation of America (“HMCA”), an amount equal to all principal and accrued interest, if any, owed by the Company under that certain promissory note, dated July 28, 2005 between the Company, as Maker, and HMCA, as Payee (the “HMCA Note Amount”), by wire transfer of immediately available U.S. funds, to an account designated in writing by HCMA at or prior to the Closing; and (ii) second, to Principal, an amount equal to the Closing Cash Amount, less the HMCA Note Amount, by wire transfer of immediately available U.S. funds, to an account designated in writing by Principal at or prior to the Closing.

(c) In addition to the foregoing, and subject to the remaining terms of this subparagraph, a promissory note (the “Promissory Note”) will be issued (if applicable) within three (3) business days following the Closing in the form attached as Exhibit I in the principal amount equal to: three (3) times the excess, if any, of (i) Adjusted EBITDA for the annualized period of January 1, 2006 through June 30, 2006 (unaudited) (the “Annualized Earn-Out Period”), over (ii) Two Million, Nine Hundred and Eighty-Three Thousand, Eighty-Nine Dollars ($2,983,089) (the “Base Year Amount”), provided, however that notwithstanding the foregoing,

(A)	the principal amount of the Promissory Note to be issued hereunder shall not exceed $2,000,000;

(B)
the Employee Bonus Amount shall not be considered as an expense to be taken into account in determining Adjusted EBITDA (and thus shall be added back to reach Adjusted EBITDA) in all determinations of Adjusted EBITDA under this Agreement and all other agreements entered into in connection with the transactions contemplated hereby; and

(C)
any amount in excess of $100,000 in any given year paid to Stuart Blumberg as compensation (including salary, bonuses or other forms of compensation) for acting as President and Chief Operating Officer (or any position with similar responsibilities) of the Purchaser shall not be treated as an expense to be taken into account in determining Adjusted EBITDA (and thus shall be added back to reach Adjusted EBITDA) in all determinations of Adjusted EBITDA under this Agreement and all other agreements entered into in connection with the transactions contemplated hereby.

For clarity, the parties acknowledge that (i) if Adjusted EBITDA for the Annualized Earn-Out Period does not exceed the Base Year Amount, no Promissory Note shall be issued pursuant to this Section, and (ii) if, for example, Adjusted EBITDA for the Annualized Earn-Out Period exceeds the Base Year Amount by $500,000, the Promissory Note shall be issued in the principal face amount of $1,500,000 (i.e., $500,000 x 3 = $1,500,000).

(d) The parties acknowledge and agree that, in the event the Promissory Note is issued but not paid, or in the event the Purchaser commits a material default under the Promissory Note which is not cured within the applicable cure period, and in addition to any of the remedies available to the Company and Principal, including, without limitation, any action for breach hereunder and under the Promissory Note, (i) the Non-Competition Agreement between Principal and the Company shall automatically terminate and be of no further force or effect, and (ii) at Principal’s option, the Consulting Agreement between Principal and the Company shall automatically terminate and be of no further force or effect, in which event Principal shall give the Company written notice of such termination.

Upon issuance of the Promissory Note, interest on unpaid principal under the Promissory Note shall accrue at the simple rate of six percent (6%) per annum from and after the date of issuance. Any and all accrued interest under the Promissory Note shall be due and payable six (6) months after the date of issuance of the Promissory Note, with the remainder of all outstanding accrued interest and principal under the Promissory Note due and payable eleven (11) months after the date of issuance of said Promissory Note, but no later than June 30, 2007. For purposes of this Agreement, “Adjusted EBITDA” shall mean earnings of the Purchaser derived from the P.C.s before taxes, interest, depreciation and amortization, determined in accordance with GAAP on an accrual basis by the Company’s independent auditor, adjusted as follows:

(1) neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Purchaser or the P.C.s, is the named beneficiary or is otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense;

(2) the Employee Bonus Amount shall not be treated as an expense, and thus shall be added back to reach Adjusted EBITDA; and

(3) any extraordinary or unusual gains or losses and any gains or losses from the sale of any capital assets used by the Purchaser or the P.C.s or any subsidiary thereof in its operations during the applicable twelve-month periods under comparison (as opposed to assets acquired in the ordinary course of the business of the Purchaser, the P.C.s and its subsidiaries for resale or other disposition) shall be excluded from income.”

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, on the day and year first above written.

PURCHASER:	BASIC CARE NETWORKS, INC.

	By:	/s/ Robert Goldsamt
Name: Robert Goldsamt Title: Chief Executive Officer

PRINCIPAL:

	By:	/s/ Stuart Blumberg
Stuart Blumberg

COMPANY:	HEALTH PLUS MANAGEMENT SERVICES, L.L.C.

	By:	/s/ Stuart Blumberg
Name: Stuart Blumberg
Title: